Exhibit 99.1

Capitala Finance Corp. Announces Second Quarter Activity

CHARLOTTE, NC, July 22, 2014 (GLOBE NEWSWIRE)/ -- Capitala Finance Corp. (NasdaqGS: CPTA) ("Capitala" or the “Company”) today released an update of its investment and capital markets activity for the second quarter of 2014, as well as the first 21 days of July 2014.

In describing Capitala’s activities in the second quarter of 2014 and the first 21 days of July 2014, Joseph B. Alala, III, Capitala’s Chairman, President and Chief Executive Officer, stated, "On the heels of our successful notes offering, completed in June, we think it is important to update our shareholders on deployments since the beginning of the second quarter of 2014. We believe that our investment activity since the beginning of the second quarter of 2014 positions us to further capitalize on what we believe are the superior risk-adjusted investment opportunities present in both the lower-end and the more traditional center of the middle market.

We accessed the debt capital markets in the form of a baby bond offering, which netted $109.2 million (after deducting underwriting discounts and commissions and estimated offering expenses) of new, non-dilutive debt capital for the Company. Moreover, we continue to source credit opportunities with what we believe are attractive risk-adjusted returns through our direct origination efforts. During the second quarter of 2014, we invested approximately $22.6 million into debt and equity investments at a weighted average interest rate of 11.3% into portfolio companies with a weighted average closing trailing twelve month EBITDA of $59.5 million. The average debt-to-EBITDA ratio for new portfolio companies at closing was just above 4.9x with a weighted average EBITDA of $93.3 million and a weighted average interest rate of 10.1%, primarily reflecting our investment in the TGI Friday’s syndicated term loan, which represented an opportunity to invest at the high end of the middle market in a scaled and well-known restaurant brand. Within only the first few weeks of July, we closed $26.5 million of new investments. The $24.7 million of debt investments have a weighted average interest rate of 14.4% and the weighted average trailing twelve month EBITDA for these new portfolio companies was $11.5 million. The average debt-to-EBITDA ratio of the new investments was just under 4.1x at closing. The relative decrease in leverage and increase in yield during the first few weeks of our third quarter reflect our continued focus on direct origination transactions. Our investment activity during the second quarter and the first three weeks of July is a product of our deliberate sourcing efforts, in which we source and pursue unique investment opportunities with attractive pricing that coincides with conservative debt-to-EBITDA multiples at the portfolio company level.”

Recent Deployments

During the second quarter of 2014, we invested approximately $22.6 million into new portfolio investments, including investments in 2 new portfolio companies ($14.4 million) and follow-on investments in 4 existing portfolio companies ($8.2 million). Also during the second quarter of 2014, the Company received repayments of approximately $9.4 million, resulting in net deployments of $13.2 million for the quarter. Of the $9.4 million of repayments, $8.0 million was related to the partial exit at par of the senior secured term debt for AAE Acquisition, LLC.

Since June 30, 2014, the Company has invested approximately $26.5 million into two new portfolio companies.

During the second quarter of 2014, we made the following investments:

•	invested approximately $3.9 million in the senior secured debt (12% cash interest, 4% PIK) of CableOrganizer Acquisition, LLC, an existing portfolio company;

•	invested approximately $0.2 million in the senior secured debt (10% PIK) of Market E’s, LLC, an existing portfolio company;
•	invested approximately $1.0 million in the subordinated debt (13% cash interest, 2% PIK) of Sparus Holdings, Inc., an existing portfolio company;
•	invested approximately $3.0 million in the senior secured debt (10% cash interest) and approximately $0.2 million in the common equity of Source Capital SSCR, LLC, an existing portfolio company;
•	invested approximately $4.4 million in the senior secured debt (LIBOR plus 11.50% cash interest/0.50% floor) of US Well Services, LLC, an oilfield service provider; and
•	invested approximately $10.0 million in the second lien debt (LIBOR plus 8.25% cash interest/1.0% floor) of TGI Friday’s, Inc., one of the largest and most recognized American casual dining chains located in the U.S. and globally.

During the third quarter of 2014, we made the following investments:

•	invested approximately $7.2 million in the junior subordinated debt (12% cash interest), $5.0 million in the senior subordinated (14% cash interest) and $1.8 million in the common equity of Burgaflex Holding, LLC, a provider of tube and hose assemblies to highway and off-road OEM customers; and

•	invested approximately $12.5 million in the senior secured debt (12% cash interest, 4% PIK) of Sequoia Healthcare Management, a hospital management company operating three company-owned locations.

Other Activity

During the second quarter of 2014, the Company received exemptive relief from the U.S. Securities and Exchange Commission, exempting the Company from the application of the asset coverage requirements under the Investment Company Act of 1940, as amended, with respect to SBA-guaranteed debentures issued by Capitala’s SBIC subsidiaries ($192.2 million outstanding as of June 30, 2014).

During the second quarter of 2014, the Company completed a registered public offering of notes due 2021. Gross proceeds from the offering, including pursuant to the underwriters’ partial exercise of their option to purchase additional notes, were $113 million. The Notes are listed on the New York Stock Exchange under the trading symbol “CLA”.

ABOUT CAPITALA FINANCE CORP.

Capitala is an externally-managed business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to a lesser extent, equity securities issued by smaller and lower middle-market companies. The Company is managed by Capitala Investment Advisors, LLC.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Words such as “believe”, “intend”, “expect”, “project”, “anticipate” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Capitala’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts:
Capitala Finance Corp.
Stephen A. Arnall, CFO
sarnall@capitalagroup.com
704-376-5502